EXHIBIT 11.1

                                      EMCON
                         COMPUTATION OF INCOME PER SHARE
                      (In thousands except per share data)

                                                                                Three months ended              Nine months ended
                                                                                  September 30,                   September 30,

                                                                               1996            1995            1996           1995
                                                                               ----            ----            ----           ----

Net income .........................................................          $  259          $  650          $  658          $1,758
   Proforma interest income related to modified
   treasury stock method ...........................................              58              59              74             194
                                                                              ------          ------          ------          ------

Adjusted net income ................................................          $  317          $  709          $  732          $1,952
                                                                              ======          ======          ======          ======

Weighted average number of common shares
outstanding during the period ......................................           8,512           8,296           8,483           8,255

   Common equivalent share from outstanding
   stock options using the modified treasury
   stock method ....................................................             691             657             744             660

   Incremental shares to reflect full dilution (1) .................               0               0               0               0
                                                                              ------          ------          ------          ------

Total shares for purposes of calculating diluted
income per share (1) ...............................................           9,203           8,953           9,227           8,915
                                                                              ======          ======          ======          ======

Primary income per share ...........................................          $ 0.03          $ 0.08          $ 0.08          $ 0.22
                                                                              ======          ======          ======          ======

Fully diluted income per share .....................................          $ 0.03          $ 0.08          $ 0.08          $ 0.22
                                                                              ======          ======          ======          ======
-----------------------

(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 to APB opinion No. 15, because it results in dilution of less than 3%.



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